Exhibit 10.16(b)

Certain information identified by bracketed asterisks ([* * *]) has been omitted from this exhibit because it is both not material and would be competitively harmful if publicly disclosed.

amended and restated License Agreement

This Amended and Restated License Agreement (this “Agreement”) is made as of December 17, 2018 (the “Effective Date”) by and between Catalyst Biosciences, Inc., a Delaware corporation having a principal place of business at 611 Gateway Blvd., Suite 710, South San Francisco, CA 94080 (“Catalyst”), and ISU Abxis, a Korean corporation having a principal place of business at Pangyo Global R&D Center, C Bldg, 5th Floor, 22 Daewangpangyo-ro, 712 beon-gil, Bundang-gu, Seongnam-si, Gyenggi-do, 13488, Korea (“ISU”).  ISU and Catalyst may each be referred to as a “Party” or collectively be referred to as the “Parties”.

Whereas, Catalyst and ISU entered into that certain License and Collaboration Agreement on September 16, 2013 (the “Prior Agreement”), as amended, wherein Catalyst licensed to ISU certain technology relating to human Factor IX (“FIX”) for the purpose of conducting Phase 1 clinical trials.

Whereas, the Parties have worked collaboratively on the initial clinical and manufacturing development of Catalyst’s FIX variant Dalcinonacog Alpha (“DalcA”, formerly known as CB 2679d/ISU304).

Whereas, Catalyst and ISU wish to amend and restate the terms of the Prior Agreement to reflect the Parties’ expectations for roles and responsibilities for the development and commercialization of DalcA and to revise the financial obligations of the Parties as set forth herein.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

Article 1
DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated elsewhere in this Agreement (and derivative forms of them shall be interpreted accordingly).  The terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion).

“Affiliate” means, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person.  For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding securities or other ownership interest of such Person. For the purposes of this Agreement, neither Party shall be considered an Affiliate of the other, and the Affiliates of each Party shall not be considered Affiliates of the other Party or of any of such other Party’s Affiliates.

“Back-Up Compound” [* * *].

“Catalyst Know-How” means [* * *]. Catalyst Patent Rights do not include Catalyst Know-How.

“Catalyst Technology” means the Catalyst Know-How and the Catalyst Patent Rights.

“Clinically Develop” or “Clinical Development” means all development activities which are directed to the preparation for, conduct of, and analysis of a clinical trial or study of the Product that relate to obtaining, maintaining or expanding Regulatory Approval of a Product, including, without limitation, as applicable, non-clinical testing, toxicology, the examination of particular patient sub-populations within a given indication, and regulatory affairs (including preparation of Regulatory Filings).

“Commercialize” means to market, promote, sell, offer for sale and/or distribute.

“Confidential Information” means (a) all information disclosed directly or indirectly in writing, orally or by inspection of facilities or tangible objects (including without limitation any technical information, business plan, trade secret, know-how, idea, invention, process, technique, design, schematic, drawing, formula, chemical structure, nucleic acid or amino acid sequence, pre-clinical data, clinical data, other data, plan, strategy, or forecast), that (i) if in written or other tangible form, is marked or labeled as “Confidential” or with a similar legend sufficient to notify the receiving party that such information is Confidential Information, or (ii) if disclosed orally, is identified as “Confidential” by the disclosing party at the time of disclosure, and confirmed in writing as confidential within [* * *] after such oral disclosure and (b) the terms and conditions of this Agreement.

“Control” means, with respect to any particular Know-How or Patent, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such Know-How or Patent and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the Know-How or Patent on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

“DalcA” has the meaning given in the recitals.

“Dollar” or “$” means a US dollar.

“Enabled Cell Lines” [* * *].

“Executive Officer” means, with respect to Catalyst, its Chief Executive Officer, and with respect to ISU, its Chief Executive Officer.

“Field” means the treatment or prevention of all human diseases and/or therapeutic indications.

“First Commercial Sale” means, with respect to a Product, [* * *].

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

“IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

“Inventions” means any and all inventions conceived or reduced to practice by or on behalf of either Party or its Affiliates or sublicensees in the course of activities performed under the terms of this Agreement or contemplated by this Agreement.

“Information” means ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, designs, drawings, computer programs, skill, experience, documents, results, clinical and regulatory strategies, test data, including without limitation pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, Regulatory Materials, Patent and legal data, market data, financial data or descriptions, assay protocols, specifications, and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable.

“ISU Know-How” means all Know-How Controlled by ISU as of the Effective Date that is [* * *].

“ISU Patent Rights” means [* * *]. ISU Patent Rights do not include ISU Know-How.

“ISU Technology” means the ISU Know-How and the ISU Patents.

“Know-How” means all technical information and know-how, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, expertise, materials, methods, protocols and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise.

“Korea” means the Republic of Korea.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

“Manufacture” or “Manufacturing” means all manufacturing activities undertaken in support of clinical and commercial supply of Product, including without limitation assembly, sterilization, packaging, labeling, quality control and quality assurance, whether performed directly by a Party or indirectly through an Affiliate or Third Party.

“Manufacturing Development” means all development activities which are directed to the Manufacturing of the Product, including, without limitation, [* * *].

“Major Market Country” means [* * *].

“NDA” means a New Drug Application, as defined in the US Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA, and the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction.

“Net Sales” means, with respect to any Product, the gross amounts invoiced by Catalyst or its Affiliates, licensees or sublicensees for the sale, transfer or commercial disposition of Product to unaffiliated Third Parties, less the following deductions to the extent reasonable and customary with respect to such sale, transfer or commercial disposition:

(a)reasonable cash, trade or quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state, or local government;

(b)credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of such Product, including in connection with recalls;

(c)freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery of such Product, to the extent included in such invoice; and

(d)taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Product, including VAT, exercises taxes and sales taxes, to the extent included in such invoice.

“Patents” means, collectively, (a) pending patent applications (and patents issuing therefrom), issued patents, utility models and designs; and (b) reissues, substitutions, confirmations, renewals, extensions, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, divisionals, or any Supplementary Protection Certificates or restoration of patent terms of or to any patents, patent applications, utility models or designs, in each case being enforceable within the applicable territory.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Phase 3 Trial” means a human clinical trial of a Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which clinical trial is intended to support Regulatory Approval of such Product, as described in 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in the Territory.

“Pre-Clinical Development” means all in vitro and in vivo animal testing, toxicology, or other studies or tests of a Product, including without limitations those studies, trials or tests necessary or useful to support an IND.

“Product” means DalcA or any Back-Up Compound.

“Regulatory Approval” means all approvals necessary for the commercial sale of a Product in the Field in a given country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, and shall be deemed to include any stockpiling by any Governmental Authority for civilian or military use, but shall exclude any pricing and reimbursement approvals.

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

“Territory” means the entire world except Korea.

“Third Party” means any Person not including the Parties or the Parties’ respective Affiliates.

Article 2
LICENSES

2.1License to ISU.  Subject to the terms and conditions of this Agreement, Catalyst hereby grants to ISU an exclusive, sublicensable, fully-paid up, royalty-free license, under the Catalyst Technology, to Commercialize Products in the Field in Korea.  ISU shall not, and shall not permit any of its Affiliates to, use or practice any Catalyst Technology outside the scope of the license granted to it under this Section 2.1.  For clarity, ISU and its Affiliates and sublicensees shall not have the right to Manufacture any Product or to export any Product to any territory outside of Korea.

2.2License to Catalyst.  Subject to the terms and conditions of this Agreement, ISU hereby grants to Catalyst an exclusive, sublicenseable (through multiple tiers), royalty-bearing license, under the ISU Technology, to conduct Clinical Development and to Commercialize Products in the Field in the Territory, and to conduct Manufacturing Development and Manufacturing of Products in the Field worldwide, provided that neither Catalyst nor any sublicensee shall have any right to Commercialize any Product in Korea.  Catalyst shall not and shall not permit any of its Affiliates or sublicensees to use or practice any ISU Technology outside the scope of the license granted to it under this Section 2.2.  For clarity, neither Catalyst nor any Affiliate or sublicensee shall export any Product Manufactured in the Territory to Korea.

2.3Retained Rights. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any other licenses or other rights to any intellectual property.

Article 3
INFORMATION EXCHANGE

3.1Abolition of Committees.  The Joint Steering Committee (“JSC”) and Joint Licensing Committee (“JLC”) from the Prior Agreement are hereby disbanded.

3.2Information Sharing.

(a)Information from Catalyst.  Beginning June 30, 2019, and until Catalyst [* * *], Catalyst will provide ISU with a written update regarding Clinical Development of DalcA. Such written updates will be Catalyst Confidential Information.  In addition, upon ISU’s reasonable request for the purpose of obtaining Regulatory Approval of a Product in Korea, Catalyst will provide [* * *], with copies of any studies or other information in Catalyst’s possession that is reasonably related to obtaining such Regulatory Approval, provided that Catalyst shall provide such information in the language and form that Catalyst possesses it, and ISU shall be responsible for any required translation or reformatting, at ISU’s expense.

(b)Information from ISU.  Beginning June 30, 2019, [* * *], ISU will provide Catalyst a written update regarding its Commercialization of DalcA.

Article 4
DEVELOPMENT AND COMMERCIALIZATION

4.1Development by Catalyst.  Catalyst shall be responsible for Clinical Development and Commercialization of the Product in the Territory and for Manufacturing Development and Manufacturing of the Product worldwide.  If Catalyst, in its sole discretion, elects to develop one or more Back-Up Compounds, then Catalyst will have sole control over the Pre-Clinical Development of such Back-Up Compound.

4.2Development by ISU.  ISU shall use commercially reasonable efforts and shall be responsible for obtaining, maintaining or expanding Regulatory Approval of and Commercialization of Products in Korea.  If obtaining Regulatory Approval in Korea would require any Product testing, including clinical trials, that Catalyst has not completed, then ISU shall notify Catalyst of the requirement for such testing and, upon ISU’s reasonable request and at ISU’s expense, Catalyst will either conduct or arrange for a Third Party to conduct such additional testing or consent to allow ISU to conduct such testing.  For clarity, ISU shall not conduct any testing of any Product, directly or indirectly, itself or through any Third Party, without Catalyst’s prior written consent.  If reasonably requested by ISU, the Parties shall discuss entering into a manufacturing and commercial supply agreement on commercially reasonable terms pursuant to which Catalyst (or its sublicensee) would manufacture and supply to ISU Product for Commercialization in Korea.

Article 5
REGULATORY MATTERS

5.1Regulatory Activities.  Catalyst shall be responsible for submitting the INDs and NDAs for all indications for the Product in the Territory, and ISU shall be responsible for submitting any INDs and NDAs for all indications for the Product in Korea, provided that ISU shall (a) promptly deliver to Catalyst all material correspondence regarding any Product received from the Ministry of Food and Drug Safety (“MFDS”), (b) consult with Catalyst regarding the responses to any such correspondence or with respect to any anticipated material filings or submissions to MFDS and (c) allow Catalyst to participate in any in-person meetings with MFDS regarding any Product.  As between the Parties, Catalyst shall own all right, title and interest in all INDs and other regulatory filings designed to obtain or support Regulatory Approval in the Territory, and ISU shall own all right, title and interest in all INDs and other regulatory filings designed to obtain or support Regulatory Approval in Korea.

5.2Notification of Threatened Action.  Each Party shall [* * *] notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which may materially affect the Development, Commercialization or regulatory status of a Product.  Catalyst shall have final decision-making authority except for matters specifically related to Korea.

5.3Adverse Event Reporting and Safety Data Exchange. No later than [* * *] after the filing of the first NDA for the Product, Catalyst or Catalyst’s sublicensee(s) (if applicable) and ISU shall enter into a commercially reasonable pharmacovigilance agreement (the “Pharmacovigilance Agreement”).  The Pharmacovigilance Agreement shall include customary guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of any Product.  Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws.  Furthermore, such agreed procedure shall be consistent with relevant guidelines of the International Conference on Harmonisation, except where such guidelines may conflict with existing local regulatory reporting or safety reporting requirements, in which case the local reporting requirements shall prevail.  The Pharmacovigilance Agreement shall provide for an adverse event database for Products in the Territory to be maintained by Catalyst at its expense.  Catalyst shall be responsible for reporting quality complaints, adverse events and safety data related to Products to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Products in the Territory. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and sublicensees to comply with such obligations.

5.4Remedial Actions.  If ISU has commenced Commercialization of a Product in Korea, each Party shall notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action with respect to a Product taken by virtue of applicable Laws in any part of the world (a “Remedial Action”).  The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  Each Party shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the distribution and use of the Products.  Catalyst or its sublicensee, as applicable, shall have the right to decide whether any Remedial Action with respect to Products in the Field and in the Territory should be commenced and Catalyst or its sublicensee, as applicable, shall have the obligation, at its expense, to control and coordinate all efforts necessary to conduct such Remedial Action for the Field and in the Territory, [* * *],=.

Article 6
MATERIAL TRANSFER

6.1Material Transfer; Further Assurances.  ISU shall complete the activities and transfer the materials mentioned in Exhibit A in good faith within [* * *] of the Effective Date, or as otherwise stated in Exhibit A. The list of detailed materials shall be determined by agreement between Parties based on the Exhibit A.   The transfer of all materials on Exhibit A shall be at [* * *] expense.  Catalyst shall have the right, at its own expense, to audit ISU’s facilities and records to confirm completion of such activities and transfer, and ISU shall provide reasonable cooperation with respect to such audit.  ISU’s obligations to complete the activities and transfer materials under this Section 6.1 are material obligations under this Agreement.  Following completion of the activities and transfer of materials set forth on Exhibit A, if reasonably requested by Catalyst, ISU agrees to provide incidental support reasonably requested by Catalyst and to reasonably negotiate in good faith with Catalyst regarding the provision of any additional support required for the Development and Commercialization of Products at [* * *] expense.

Article 7
COMPENSATION

7.1Regulatory and Development Milestone Payments.

(a)DalcA Milestone Payments.  Catalyst shall make each of the following non-refundable, non-creditable milestone payments to ISU upon the achievement of the following milestone events with respect to DalcA.  Catalyst shall pay to ISU each such amount within [* * *].

Milestone Event for DalcA	Milestone Payment
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

[* * *]

If more than one milestone occurs within a single year, [* * *].

(b)Back-Up Compound Milestone Payments.  Catalyst shall make each of the following non-refundable, non-creditable milestone payments to ISU upon the first achievement of the following milestone events with respect to any Back-Up Compounds.  [* * *].

Milestone Event for Back-Up Compounds	Milestone Payment
[* * *]	[* * *]
[* * *]	[* * *]

(c)

(d)During the Royalty Term, on a country-by-country basis, Catalyst shall pay to ISU [* * *].

7.2Royalty Reports and Payments.  Within [* * *] following the end of each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of any Product is made anywhere in the Territory, Catalyst shall provide ISU with a written report containing the following information for the applicable calendar quarter, on a country-by-country and Product-by-Product basis: (i) the amount of gross sales of Product in the Territory, (ii) a calculation of the royalty payment due on such Net Sales, and (iii) the exchange rate for such country.  Concurrent with the delivery of the applicable quarterly report, Catalyst shall pay in Dollars all amounts due to ISU pursuant to Section 7.1 with respect to Net Sales by Catalyst or its Affiliates for such calendar quarter. Catalyst will be required to provide the above report on a quarterly basis, regardless of the amount and/or level of sales in a particular quarter.

7.3Royalty Term.  Royalties under Section 7.1(c) shall be due during the period of time beginning, on a country-by-country basis, from the First Commercial Sale of a Product in such country [* * *] the First Commercial Sale of a Product in such country (the “Royalty Term”).

7.4Foreign Exchange.  The rate of exchange to be used in computing the amount of Net Sales invoiced in other currencies shall be made at the [* * *].

7.5Payment Method; Late Payments.  All payments due to either Party hereunder shall be made in Dollars by wire transfer of immediately available funds into ISU’s account in the Korea designated by such Party.  If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due until the [* * *].

7.6Records.  Catalyst and its Affiliates and licensees and sublicensees shall maintain complete and accurate records in sufficient detail to permit ISU to confirm the accuracy of the calculation of royalty payments and/or Sublicensing Income payments.  ISU shall have the right to audit such records in accordance with Section 7.6.

7.7Audits.  For a period of [* * *] from the end of the calendar year in which a payment was due hereunder, upon [* * *] days prior notice, each Party (the “Audited Party”) shall (and shall require that its Affiliates) make such records relating to such payment available, during regular business hours and not more often than once [* * *], for examination by an independent certified public accountant selected by the other Party (the “Auditing Party”) and reasonably acceptable to the Audited Party, for the purposes of verifying compliance with this Agreement and the accuracy of the financial reports and/or invoices furnished pursuant to this Agreement.  The results of any such audit shall be shared by the auditor with both Parties and shall be considered Confidential Information of both Parties.  Any amounts shown to be owed by either Party to the other shall be paid [* * *] from the auditor’s report, plus interest (as set forth in Section 7.4) from the original due date.  The Auditing Party shall bear the full cost of such audit unless such audit discloses a deficiency in the Audited Party’s payments of greater than [* * *], in which case the Audited Party shall bear the full cost of such audit.

7.8Taxes.

(a)Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b)Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by one Party to the other under this Agreement.  To the extent either Party is required to deduct and withhold taxes on any payment to the other Party, such Party (the “Paying Party”) shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the other Party (the “Receiving Party”) an official tax certificate or other evidence of such withholding sufficient to enable Receiving Party to claim such payment of taxes.  The Receiving Party shall provide Paying Party any tax forms that may be reasonably necessary in order for Paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

Article 8
INTELLECTUAL PROPERTY MATTERS

8.1Disclosure.  Each Party shall promptly disclose to the other Party any Inventions that it or its Affiliates or sublicensees or their employees, independent contractors, or agents solely or jointly make, conceive, reduce to practice, or otherwise discover.

8.2Ownership of Inventions.

(a)Sole Inventions.  As between the Parties, [* * *].

(b)Joint Ownership.  Except as expressly provided in this Agreement, it is understood that neither Party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise exploit Inventions or intellectual property owned jointly by the Parties hereunder, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting.  Each Party agrees to cooperate with the other Party, as reasonably requested, and to take such actions as may be required to give effect to this Section 8.2(b) in a particular country, including by promptly executing and recording assignments and other documents consistent with such ownership. [* * *].

8.3Prosecution of Patents.

(a)Catalyst Prosecuted Patents.  Catalyst shall have the sole right to prepare, file, prosecute and maintain the Patents claiming Inventions in the Territory, [* * *] Catalyst shall provide ISU with a written update regarding the status of Patents claiming Inventions in the Territory.

(b)ISU Prosecuted Patents.  ISU shall have the sole right to prepare, file, prosecute and maintain the Patents claiming Inventions in Korea, provided that ISU shall provide Catalyst with copies of any material correspondence from the Korean Intellectual Property Office promptly following receipt, and with copies of any material submissions to the Korean Intellectual Property Office [* * *] prior to submission, and with respect to such submissions, will incorporate Catalyst’s reasonable comments.  Upon reasonable request but no more than once per year, ISU shall provide Catalyst with a written update regarding the status of Patents claiming Inventions in Korea.

(c)Cooperation.  Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent prosecution efforts provide above in this Section 8.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

8.4Enforcement of Product Patents.

(a)Notification.  If either Party becomes aware of any existing or threatened infringement of any Catalyst Patent Rights or ISU Patent Rights relating to the Products (collectively the “Product Patents”) in the Territory, which infringing activity involves the using, making, importing, offering for sale or selling Products or a competitive product or otherwise adversely affects or is reasonably expected to adversely affect the Commercialization of any Product in the Territory, it shall promptly notify the other Party in writing to that effect and the Parties shall consult with each other regarding any actions to be taken with respect to such infringement.

(b)Actions Controlled by [* * *].  [* * *]shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any Third Party engaged in any infringement of the Product Patents in the Territory, [* * *].

(c)Actions Controlled by [* * *].  [* * *]shall have the first right, but not the obligation to bring an appropriate suit or take other action against any Third Party engaged in any infringement of the Product Patents in Korea, [* * *].  Notwithstanding the foregoing, if [* * *] any infringement of the Product Patents in Korea by a Third Party, [* * *] has not obtained a discontinuance of infringement of the Product Patents, filed suit against any such Third Party infringer of the Product Patents, or provided [* * *] with information and arguments demonstrating to [* * *] reasonable satisfaction that there is insufficient basis for the allegation of such infringement of the Product Patents, then [* * *] shall have the right, but not the obligation, to bring suit against such Third Party infringer of the Product Patents at [* * *] sole expense, and [* * *] shall take all actions reasonably requested in connection therewith, including being joined as a Party to any such action.  Any recovery of damages or otherwise in connection with such suit or action shall be allocated first to the reimbursement of any expenses incurred by the Parties in such suit or action (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be retained by the Party that commenced such action, unless otherwise agreed by the Parties.

(d)Collaboration.  Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, provided the enforcing Party shall have all decision-making authority with respect to all aspects of such enforcement, including determination of litigation strategy and filing of material papers to the competent court.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

8.5Patents Licensed From Third Parties.  Each Party’s rights under this Article 8 with respect to the prosecution, maintenance and enforcement of any [* * *] that is licensed by [* * *] from a Third Party shall be subject to the rights of such Third Party to prosecute, maintain and enforce such Patent.

8.6Patent Marking.  Catalyst and its Affiliates and sublicensees shall mark each Product marketed and sold by Catalyst or its Affiliates or sublicensees hereunder with appropriate patent numbers or indicia; provided, however, that Catalyst shall only be required to so mark such Product to the extent such markings or such notices would affect recoveries of damages or equitable remedies available under applicable Laws with respect to infringement of Patents in the Territory.

8.7Trademarks.  Catalyst shall have the right to brand the Products in the Territory using trademarks and trade names it determines appropriate for the Products, which may vary by country or within a country.  ISU shall have the right to brand the Products in Korea using trademarks and trade names it determines appropriate, provided that ISU shall provide Catalyst written notice at least six (6) months prior to using any such trademark or trade name and shall reasonably consider any comments provided by Catalyst with respect thereto.

Article 9
REPRESENTATIONS AND WARRANTIES; COVENANTS

9.1Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as follows:

(a)Corporate Existence.  As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b)Corporate Power, Authority and Binding Agreement.  As of the Effective Date or the date of any required approval by its shareholders, (i) it has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; (ii) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)No Conflict.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not, in any material respect, conflict with, violate, or breach or constitute a default or require any consent that has not been obtained under any contractual obligation or court or administrative order by which such Party is bound.

(d)Title; Encumbrances.  [* * *] to grant the licenses to the other Party as purported to be granted pursuant to this Agreement;

(e)No Proceeding. [* * *].

(f)Patents.  [* * *].

9.2Mutual Covenants.

(a)No Debarment.  In the course of the Development of the Product, each Party shall not use any employee or consultant who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.  Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b)Compliance.  Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the Development and Commercialization of Products and performance of its obligations under this Agreement, including the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 USAC. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 USAC. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

9.3Disclaimer.  Each Party understands that the Compound and Products are the subject of ongoing clinical research and development and that the other Party cannot assure the safety or efficacy of any Compound or Product.  In addition, neither Party makes any warranties except as set forth in this Article 10 with respect to the Catalyst Technology or ISU Technology, as applicable.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR

IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 10
INDEMNIFICATION

10.1Indemnification by Catalyst.  Catalyst shall indemnify and hold harmless ISU, and its directors, officers, employees, agents, Affiliates and contractors (collectively, the “ISU Indemnitees”), from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any Third Party (“Claims”) to the extent resulting from (a) the breach of any representation, warranty or covenant by Catalyst under this Agreement or (b) the negligence or willful misconduct of Catalyst or its agents, Affiliates and contractors.  The foregoing indemnity obligation shall not apply to the extent that (i) the ISU Indemnitees fail to comply with the indemnification procedures set forth in Section 10.3 and Catalyst’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Section 10.2(a), or 10.2(b) for which ISU is obligated to indemnify the Catalyst Indemnitees under Section 10.2.

10.2Indemnification by ISU.  ISU shall indemnify and hold harmless Catalyst, and its directors, officers, employees, agents, Affiliates and contractors (collectively, the “Catalyst Indemnitees”), from and against all Liabilities resulting from any Claims to the extent resulting from (a) the breach of any representation, warranty or covenant by ISU under this Agreement, or (b) the negligence or willful misconduct of ISU or its agents, Affiliates and contractors.  The foregoing indemnity obligation shall not apply to the extent that (i) the Catalyst Indemnitees fail to comply with the indemnification procedures set forth in Section 10.3 and ISU’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Section 10.1(a) or 10.1(b) for which Catalyst is obligated to indemnify the ISU Indemnitees under Section 10.1.

10.3Indemnification Procedures.  The Party claiming indemnity under this Article 10 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.  The Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice, and the Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  Each Party shall not settle or compromise any Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.  If the Parties cannot agree as to the application of the foregoing Sections 10.1 and 10.2, each may conduct separate defenses of the Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 10 upon the resolution of the underlying Claim.

10.4Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1 OR 10.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 11.

10.5Insurance.  Each Party shall, at all times during the Term of this Agreement, obtain and maintain at its own expense the following types of insurance, with limits of liability not less than those specified below:

(a)Commercial general liability insurance against claims for bodily injury and property damage which shall include contractual coverage, with limits of not less than [* * *] per occurrence and in the aggregate.

(b)Clinical studies and product liability insurance with bodily injury death and property damage limits of not less than [* * *] per occurrence and in the aggregate.

(c)Workers compensation and employers’ liability with limits to comply with the statutory requirements of the state(s) in which the Agreement is to be performed.  The policy shall include employers’ liability for not less than [* * *] per accident.

All policies shall be issued by insurance companies with an A.M. Best’s rating of Class A-V (or its equivalent) or higher status.  Each Party shall deliver certificates of insurance evidencing coverage to the other Party promptly after the execution of this Agreement and annually thereafter.  All policies provided for herein shall expressly provide that such policies shall not be cancelled, terminated or altered without at least [* * *] prior written notice to the insured Party, and each insuring Party shall immediately notify the insured party in the event that a policy provided for herein is cancelled, terminated or altered.

Article 11
CONFIDENTIALITY

11.1Confidentiality.  During the Term and for a period of [* * *] thereafter, each Party shall maintain all Confidential Information of the other Party in trust and confidence and shall not, without the written consent of the other Party, disclose any Confidential Information of the other Party to any Third Party or use any Confidential Information of the other Party for any purpose other than as provided in this Agreement.  The confidentiality obligations of this Section 11.1 shall not apply to Confidential Information to the extent that the receiving Party can establish by competent evidence that such Confidential Information: (a) is publicly known prior or subsequent to disclosure without breach of confidentiality obligations by such Party or its employees, consultants or agents; (b) was in such Party’s possession at the time of disclosure without any restrictions on further disclosure; (c) is received by such receiving Party, without any restrictions on further disclosure, from a Third Party who has the lawful right to disclose it, or (d)

is independently developed by employees or agents of the receiving Party who had no access to the disclosing Party’s Confidential Information.  Notwithstanding the foregoing, the Parties agree that all pre-clinical and clinical data regarding DalcA, all correspondence with Regulatory Authorities anywhere in the world regarding DalcA, and all information related to the manufacturing and testing of DalcA shall be Confidential Information of Catalyst and the terms and conditions of this Agreement shall be Confidential Information of both Parties.

11.2Authorized Disclosure.  Nothing herein shall preclude a Party from disclosing the Confidential Information of the other Party to the extent:

(a)such disclosure is reasonably necessary (i) for the filing or prosecuting of Patents as contemplated by this Agreement; (ii) to comply with the requirement of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval (or any pricing and reimbursement approvals) of a Product; or (iii) for prosecuting or defending litigations as contemplated by this Agreement;

(b)such disclosure is reasonably necessary to its employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c)such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, sublicensee or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition, sublicense or other business relationship; provided that in connection with such disclosure, such Party shall use all reasonable efforts to inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential;

(d)such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, a valid order of a court of competent jurisdiction, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.2(a) or 11.2(d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

11.3Return of Confidential Information.  Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations including, but not limited to, all written materials of such other Party’s Confidential Information at that time in the possession of the receiving Party.

11.4Publicity.

(a)[* * *].  If ISU desires to make any other public announcement concerning the material terms or other matters related to this Agreement, ISU shall give [* * *] advance notice of the proposed text of such announcement to Catalyst for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld. If Catalyst desires to make a public announcement concerning the material terms or other matters related to this Agreement, Catalyst shall give at least [* * *] prior written notice of the proposed text of such announcement to ISU for its prior review (except as otherwise provided herein). Notwithstanding the foregoing, ISU shall not be required to seek the permission of Catalyst to repeat any information regarding the terms of this Agreement or DalcA that has already been publicly disclosed, provided such information remains accurate as of such time.

(b)In addition, the Parties acknowledge that either or both Parties may be obligated to disclose the material terms of this Agreement and to file under applicable law and regulation a copy of this Agreement with the United States Securities and Exchange Commission or similar stock exchange authorities or other governmental authorities.  Each Party shall be entitled to make such disclosure and required filing; provided, however, that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to such Party.  In the event of any such filing, each Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon, if timely provided, to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

11.5Technical Publication. ISU may not publish peer reviewed manuscripts or give other forms of public disclosure, such as abstracts and media presentations of results of studies carried out under this Agreement, without Catalyst’s prior written consent.

11.6Equitable Relief.  Each Party acknowledges that its breach of Article 11 of this Agreement may cause irreparable injury to the other Party for which monetary damages may not be an adequate remedy.  Therefore, each Party shall be entitled to seek injunctive and other appropriate equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 11 by the other Party.  The rights and remedies provided to each Party in this Article 11 are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

Article 12
TERM AND TERMINATION

12.1Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall remain in effect on a Product-by-Product and country-by-country basis until the expiration of the Royalty Term of such Product in such country (the “Term”).  On expiration in the particular country and for the particular Product, the licenses granted in Sections 2.1 and 2.2 for the Product shall automatically convert to be perpetual, irrevocable and non-exclusive in such country.

12.2Termination for Breach.

(a)Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within [* * *] from the date of such notice (or [* * *] from the date of such notice in the event such material breach is solely based on the breaching Party’s failure to pay any amounts due hereunder).

(b)If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 12.2(a), and such alleged breaching Party provides the other Party notice of such dispute within the applicable cure period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 12.2(a) unless and until an arbitrator, in accordance with Article 13, has determined that the alleged breaching Party has materially breached the Agreement and such breaching Party fails to cure such breach within the applicable cure period (measured as commencing after the arbitrator’s decision).  It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

12.3Termination for Bankruptcy.  To the extent permitted under applicable Laws, if at any time during the Term of this Agreement, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party (the “Other Party”) shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon [* * *] written notice to the Bankrupt Party.  It is agreed and understood that if the Other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Other Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein.  The term “Event of Bankruptcy” means: (a) filing, in any court or agency pursuant to any statute or regulation of any state or country, (i) a petition in bankruptcy or insolvency, (ii) for reorganization or (iii) for the appointment of (or for an arrangement for the appointment of) a receiver or trustee of the Bankrupt Party or of its assets; (b) with respect to the Bankrupt Party, being served with an involuntary petition filed in any insolvency proceeding, which such petition is not dismissed within [* * *] after the filing thereof; (c) proposing or being a Party to any dissolution or liquidation when insolvent; or (d) making an assignment for the benefit of creditors.  Without limitation, the Bankrupt Party’s rights under this Agreement shall include those rights afforded by 11 USAC. § 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) and any successor thereto.  If the bankruptcy trustee of a Bankrupt Party as a debtor or debtor-in-possession rejects this Agreement under 11 USAC. § 365(o) of the Bankruptcy Code, the Other Party may elect to retain its rights licensed from the Bankrupt Party hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 USAC. § 365(n) of the Bankruptcy Code, and any other relevant Laws.

12.4Termination by Mutual Consent. The Parties may terminate this Agreement upon the mutual agreement of both Parties.

12.5Effect of Termination.

(a)In the event of termination by ISU for Catalyst’s material breach pursuant to Section 12.2 or Catalyst’s Event of Bankruptcy pursuant to Section 12.3, the license granted to ISU in Section 2.1 will continue.

(b)In the event of termination by Catalyst for ISU’s material breach pursuant to Section 12.2 or ISU’s Event of Bankruptcy pursuant to Section 12.3, or by mutual agreement of the Parties pursuant to Section 12.4:

(i)The license granted to ISU in Section 2.1 will terminate;

(ii)The license to Catalyst in Section 2.2 shall become perpetual, irrevocable and royalty free.  Thereafter, Catalyst shall have no further royalty payment obligations under Section 7.2(b).

12.6Effect of Expiration. Upon the expiration of this agreement, the licenses granted pursuant to Sections 2.1 and 2.2 will become perpetual, irrevocable and royalty free.

12.7Survival.  Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration.  Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 5.2, 5.3, and 5.4 and Articles 7 (but with respect to 7.1, 7.2 and 7.3, only with respect to events that occur prior to termination), 8, 10, 11, 12, 13, and 14.

12.8Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by ISU are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

Article 13
DISPUTE RESOLUTION

13.1Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

13.2Internal Resolution.  With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [* * *] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within [* * *] after such notice is received, including at least one (1) in-person meeting of the Executive Officers within [* * *] after such notice is received.

13.3Arbitration.  If the Executive Officers of the Parties are not able to resolve such dispute referred to them under Section 13.2 within such [* * *] period, then subject to Section 13.4, such dispute shall be settled by binding arbitration in accordance with the then current rules of commercial arbitration of the American Arbitration Association (“AAA”). A single arbitrator with experience in the development and commercialization of drugs and diagnostics shall be appointed by mutual agreement of the Parties, but failing such agreement, selected in accordance with the AAA rules.  The place of arbitration shall be [* * *].  The arbitrator’s fees and expenses shall be shared equally by the Parties. Each Party shall bear and pay its own expenses incurred in connection with any dispute resolution under this Section 13.3.  The proceedings, including any outcome, shall be confidential.  Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s decision of the dispute subject to arbitration.

13.4Patent and Trademark Disputes. Notwithstanding Section 13.3, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent covering the manufacture, use, importation, offer for sale or sale of any Product or of any trademark rights relating to any Product shall be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

13.5Injunctive Relief.  Notwithstanding anything to the contrary in this Article 13, either party may seek equitable relief, including an injunction, in any court of competent jurisdiction, related to any violation or potential violation of Article 11 hereof.

Article 14
MISCELLANEOUS

14.1Entire Agreement; Termination of Prior Agreement; Amendment.  This Agreement, together with the exhibits attached hereto and which are hereby incorporated herein, represents the entire agreement and understanding between the Parties with respect to its subject matter and supersedes and terminates any prior and/or contemporaneous discussions, representations or agreements, whether written or oral, of the Parties regarding the subject matter hereto, and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof (including the Prior Agreement).  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement.  For the avoidance of doubt, the Parties agree that neither has any obligations under the Prior Agreement, which is hereby terminated in its entirety and superseded by the terms and conditions hereof. After the Effective Date, neither Party shall make any claim or demand whatsoever against the other Party or any of its officers, directors, shareholders, agents, employees, subsidiaries and Affiliates (each a “Released Party” and together the “Released Parties”) with respect to the Prior Agreement, and each Party hereby irrevocably and forever releases all such Released Parties from any and all liabilities, demands, claims (including third Party claims), costs, losses, damages and expenses (including, without limitation, interest, penalties and attorney fees), known or unknown, contingent or otherwise, which such releasing Party may otherwise have against or recover from such Released Parties under the Prior Agreement, except as resulted from fraud, gross negligence or intentional misconduct by a Released Party.   Amendments or changes to this Agreement shall be valid and binding only if in writing and signed by duly authorized representatives of the Parties.

14.2Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than [* * *], then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

14.3Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) [* * *] after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Catalyst:	Catalyst Biosciences, Inc.

611 Gateway Blvd., Suite 710

South San Francisco, CA 94080

Attn: Nassim Usman, Ph.D., President & Chief Executive Officer

With a copy to (which shall not constitute notice):

Morrison & Foerster LLP

1650 Tysons Blvd., Suite 400
McLean, Virginia 22102 USA
Attn: Stephen Thau

If to ISU:	ISU Abxis.
Pangyo Global R&D Center, C-5th Bldg.
22 Daewangpangyo-ro, 712 Beon-gil
Bundang-gu, Seungnam-si,
13488, Republic of Korea

Attn. : Dr.Bumjun Lee

(and his successor)

14.4No Strict Construction; Headings.  This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.  Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or).  The term “including” as used herein means including, without limiting the generality of any description preceding such term.

14.5Assignment.  Neither Party may assign this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that either Party may assign this Agreement without the prior consent of the other Party: (a) to a Third Party successor to all or substantially all of its stock or assets relating to the Product (an “Acquiror”), whether in connection with a merger, consolidation or sale of assets or other transaction; or (b) to its Affiliate.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  [* * *]. Any attempted or purported assignment in violation of this Section 14.5 shall be null and void.

14.6Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.7Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.8Severability.  If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement.  The remainder of this Agreement shall remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either Party.  In such event, the Parties shall negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the Parties’ intent in entering into this Agreement.

14.9No Waiver.  No provision of this Agreement can be waived except by the express written consent of the Party waiving compliance.  Except as specifically provided for herein, the waiver from time to time by either Party of any of its rights or its failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

14.10Independent Contractors.  For all purposes under this Agreement, ISU and Catalyst are independent contractors with respect to each other, and shall not be deemed to be an employee, agent, partner or legal representative of the other Party.  This Agreement does not grant any Party or its employees, consultants or agents any authority (express or implied) to do any of the following without the prior express written consent of the other Party: create or assume any obligation; enter into any agreement; make any representation or warranty; serve or accept legal process on behalf of the other Party; settle any claim by or against the other Party; or bind or otherwise render the other liable in any way.

14.11Governing Law.  This Agreement shall be governed by the laws of the state of California, without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction.

14.12Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same legal instrument.

[Signature page follows]

In Witness Whereof, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

ISU Abxis By:/s/ Mr. Seok Joo Lee Name: Mr. Seok Joo Lee Title: CEO and President	Catalyst Biosciences By: /s/ Nassim Usman Name: Nassim Usman, Ph.D. Title: President & Chief Executive Officer

EXHIBIT A

MATERIAL TRANSFER OBLIGATIONS

Pre-Clinical and Clinical Samples, Data and Information:

[* * *]

Technical Operations:

[* * *]

Regulatory

[* * *]